ARTICLES OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                              INFODATA SYSTEMS INC.


         The undersigned, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

         1. The name of the corporation (hereinafter referred to as the "Corporation") is INFODATA SYSTEMS INC.

         2. As a result of a two-for-one stock split declared by the Corporation's Board of Directors on July 30, 1996, and to be distributed on August 26, 1996 to shareholders of record on August 12, 1996, the following amendments to the Corporation's Articles of Incorporation have been adopted:

                  (a) ARTICLE 2 of the Corporation's Articles of Incorporation is hereby amended to read as follows:

                  "2.      The total number of shares of capital
                  stock which the Corporation has authority to issue is 7,006,666 shares."

                  (b) The first two sentences of ARTICLE 3 of the Corporation's Articles of Incorporation are hereby amended to read as follows:

                  "3. The Corporation shall be authorized to issue two classes of capital stock to be designated Common Stock, par value $.03 per share, and Preferred Stock, par value $1.00 per share. There shall be 6,666,666 authorized shares of Common Stock and 340,000 authorized shares of Preferred Stock."

         3. The foregoing amendments were adopted on July 30, 1996, by the Corporation's Board of Directors without shareholder action pursuant to Section 13.1-706.3 of the Code of Virginia.

         The undersigned, being the President of the Corporation, declares that the facts herein stated are true as of this 12th day of August, 1996.

                                                     INFODATA SYSTEMS INC.



                                                     By: /s/Harry Kaplowitz
                                                        -------------------
                                                        Harry Kaplowitz
                                                        President